EXHIBIT 23.2
                                                                    ------------



                               CONSENT OF ENGINEER


         Reference is made to the Annual Report on Form 40-F for the year ended December 31, 2002 (the "Annual Report") of Teck Cominco Limited (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

         I hereby consent to references to my name under the heading "Narrative Description of the Business -- Mineral Reserves and Resources" in the Company's Annual Information Form and to all other references to my name included or incorporated by reference in the Annual Report.



Sincerely,


/s/ William P. Armstrong
-----------------------------
Name:    William P. Armstrong
Title:   P. Eng.


Vancouver, British Columbia, Canada
May 21, 2003